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                                                                   EXHIBIT 10(V)

October 17, 2001

TO:      Dave Sprinkle

FROM:    Ron Rittenmeyer

RE:      PROMOTION TO C.O.O.

As you know, I am promoting you to Chief Operating Officer of Safety-Kleen, effective immediately, with responsibility for the operations of the Chemical Services Division (Blue Division) and Branch Sales & Services Division (Yellow Division). In connection therewith, your annual base salary will be increased to $350,000 and your target bonus percentage will be increased to 75% of your annual base salary, pro-rated for the portion of the year following your promotion.

As we discussed, your current Senior Executive Severance Plan, Senior Executive Change of Control Agreement ("COCA") and Senior Executive Retention Plan remain in full force and effect. However, in the event of a Change of Control as defined by the COCA, the parties' obligations under the COCA, including the level of your authority, duties, position, benefits, annual base salary, target bonus percentage, severance and any other benefits in a Post Change Period, as defined by the COCA, shall be established and/or calculated based upon the levels of authority, duties, position, annual base salary ($270,000), target bonus percentage (50%) and benefits in effect immediately preceding this promotion.

As we also discussed, in the event of a sale of the Blue Division in which the purchaser determines it would like to hire you in connection with the sale, you would have the option to go with the purchaser of the Blue Division. In addition, the Company would also have the option, in its discretion, to require you to go with the purchaser of the Blue Division.

If this memo accurately sets forth our agreement, please sign below. I look forward to working with you in your new position.

Accepted & Agreed:



/s/ David M. Sprinkle
Dave Sprinkle

Safety-Kleen Services, Inc. & Safety-Kleen Corp.

By:      /s/ Ronald A. Rittenmeyer

Title:   Chairman, President and CEO